Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Technology Reports Second Quarter Revenue and Earnings in Line with Guidance
Monday, July 23, 2007 4:30 pm ET

UCT Also Announces Two Major New Product Awards
MENLO PARK, Calif., July 23, 2007 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the second quarter ended June 29, 2007.  Revenue for the second quarter of 2007 totaled $104.7 million, compared to $110.8 million in the first quarter ended March 30, 2007, a decrease of 6%, and compared to revenue of $68.5 million for the same period a year ago, a 53% increase, 31 percentage points of which was due to the acquisition of Sieger Engineering, Inc.  The company recorded net income of $5.1 million, or $0.23 per diluted share, during the second quarter of 2007, compared to $5.2 million or $0.24 per diluted share, for the first quarter of 2007 and net income of $4.0 million, or $0.21 per diluted share, for the same period a year ago.  Gross margin for the second quarter of 2007 was 15.1%, compared to 15.1% for the first quarter of 2007, and 15.6% for the same period a year ago.

Clarence Granger, UCT’s Chairman and Chief Executive Officer commented:  “We are pleased with the company’s operating performance in the second quarter.  We hit the middle of our guidance range for both revenue and earnings per share, in a moderately declining market.  We continued to execute on the new product awards announced in our first quarter 2007 earnings call, and we received two significant new awards in the second quarter of 2007.  Our new awards consist of a cleaner module award estimated to generate $15-$20 million in incremental annual revenue, and a next generation strip module award expected to generate $10-$15 million in annual revenue.  Volume production for both of these products is targeted for early 2008.”

Granger added, “In addition to capturing new product awards from our existing EOM customers, we also increased revenue out of our Shanghai China facility by 22% during the second quarter.  We are confident in the continued growth of our Asian operation.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect that revenue for the third quarter of 2007 will range between $95 million and $103 million, and net income per share to range between $0.16 and $0.22 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles and $0.03 per share charge related to SFAS 123(R).  This projection reflects the expectation of a moderate sequential decline in industry demand in the third quarter of 2007.  We remain confident in our strategic direction and our long term ability to grow faster than the industry.”

Ultra Clean will conduct a conference call on Monday, July 23, 2007, beginning at 2:00 p.m. PDT at 800-952-6697 (domestic) and 212-231-2900 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21342392 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry.  Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.  Forward looking statements included in the press release include estimates made with respect to our third quarter revenue and diluted earnings per share.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our quarterly report on Form 10-Q for the quarter ended March 30, 2007 and annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Income Statements

	For the three months ended		For the six months ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006

Sales	$104,722	$68,469	$215,514	$125,664

Cost of goods sold	88,906	57,759	182,941	106,763

Gross profit	15,816	10,710	32,573	18,901

Operating expenses:
Research and development	785	733	1,627	1,331
Sales and marketing	1,336	1,124	2,759	2,080
General and administrative	6,182	3,638	12,779	6,527
Total operating expenses	8,303	5,495	17,165	9,938

Income from operations	7,513	5,215	15,408	8,963

Interest and other income (expense), net	(459)	(36)	(990)	(523)

Income before income taxes	7,054	5,179	14,418	8,440

Income tax provision	1,958	1,222	4,137	2,352

Net income	$5,096	$3,957	$10,281	$6,088

Net income per share:
Basic	$0.24	$0.22	$0.49	$0.35
Diluted	$0.23	$0.21	$0.47	$0.33

Shares used in computing
net income per share:
Basic	21,229	18,250	21,178	17,566
Diluted	22,068	19,168	22,032	18,502

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets

	June 29, 2007	December 29, 2006
ASSETS
Current assets:
Cash	$19,942	$23,321
Accounts receivable	49,844	44,543
Inventory	48,361	47,914
Other current assets	5,527	5,489
Total current assets	123,674	121,267

Equipment and leasehold improvements, net	11,064	9,433
Goodwill	34,248	33,490
Tradename	21,437	22,112
Other non-current assets	757	745
Total assets	$191,180	$187,047

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$3,335	$4,206
Accounts payable	32,979	37,583
Other current liabilities	6,207	7,891
Total current liabilities	42,521	49,680

Long-term debt and other liabilities	28,904	30,199
Total liabilities	71,425	79,879

Commitments and contingencies
Stockholders' equity:
Common stock	85,362	82,198
Deferred stock-based compensation	(391)	(152)
Retained earnings	34,784	25,122
Total stockholders' equity	119,755	107,168
Total liabilities and stockholders' equity	$191,180	$187,047